Exhibit 4.3

US 4285371

AMENDMENT NO. 1 TO

REGISTRATION RIGHTS AGREEMENT

among

TARGA RESOURCES CORP.

and

THE PURCHASERS PARTY HERETO

AMENDMENT NO. 1 TO
 REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to that certain Registration Rights Agreement, dated as of March 16, 2016 (the “Agreement”), by and among TARGA RESOURCES CORP., a Delaware corporation (the “Company”), and the purchasers set forth therein (the “Purchasers”), is made as of September 13, 2016, by and among the Company and Stonepeak Target Holdings, LP and Stonepeak Target Upper Holdings LLC (collectively, the “Requisite Holders”). Capitalized terms used but not defined herein have the meanings given such terms in the Agreement.

WHEREAS, the Company and the Purchasers are parties to the Agreement, pursuant to which the Company agreed to give certain registration rights to the Purchasers, in accordance with the provisions of the Agreement, in connection with the purchase by the Purchasers of shares of Series A Preferred Stock, par value $0.001 (the “Preferred Stock”), convertible into common stock of the Company, par value $0.001 (the “Common Stock”).

WHEREAS, pursuant to Section 1.01 of the Agreement, the “Registrable Securities” are the Common Stock issuable upon conversion of the Preferred Stock, all of which are subject to the rights provided in the Agreement until such time as such securities cease to be Registrable Securities pursuant to the terms of the Agreement.

WHEREAS, pursuant to Section 4.11 of the Agreement, the Agreement may be amended by the written consent of the Company and the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable.

WHEREAS, the Requisite Holders constitute the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities.

WHEREAS, the Company and the Requisite Holders desire to amend the Agreement as set forth in this Amendment in order to cure a mistake in the terms of the Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.The definition of “Purchased Preferred Stock Price” in Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:

““Purchased Preferred Stock Price” means $20.77.”

2.Except as expressly amended hereby, the Agreement remains unmodified and in full force and effect as originally executed without waiver of any provision thereof. Whenever the Agreement is referred to in any agreement, document or other instrument, such reference will be to the Agreement as amended hereby. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

3.This Amendment shall be binding upon the Company, each of the Purchasers and such Purchasers’ respective successors and permitted assigns. Except as expressly provided in this Amendment, this Amendment shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Amendment and their respective successors and permitted assigns.

4.This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws which would result in the application of the law of any other jurisdiction.

5.This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Amendment, effective as of the date first above written.

TARGA RESOURCES CORP.

By:/s/ Matthew J. Meloy

Matthew J. Meloy

Executive Vice President and Chief Financial Officer

[Signature page to Amendment No. 1 to Registration Rights Agreement]

STONEPEAK TARGET HOLDINGS LP

By:	STONEPEAK ASSOCIATES II LLC, its general partner

By:	STONEPEAK GP HOLDINGS II LP, its sole member

By:	STONEPEAK GP INVESTORS II LLC, its general partner

By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member

By:	/s/ Michael Dorrell

Michael Dorrell

Managing Member

STONEPEAK TARGET UPPER HOLDINGS LLC

MANAGING MEMBER: STONEPEAK INFRASTRUCTURE FUND II (AIV II) LP

By:	STONEPEAK ASSOCIATES II LLC, its general partner

By:	STONEPEAK GP HOLDINGS II LP, its sole member

By:	STONEPEAK GP INVESTORS II LLC, its general partner

By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member

By:	/s/ Michael Dorrell

Michael Dorrell

Managing Member

[Signature page to Amendment No. 1 to Registration Rights Agreement]